STATE OF DELAWARE

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF TRUST

Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, the undersigned Trust executed the following Certificate of Amendment:

1.

Name of Statutory Trust:  Drexel Hamilton Mutual Funds

2.

The Certificate of Amendment to the Certificate of Trust is hereby amended as follows:

The Drexel Hamilton Mutual Funds hereby changes the name of the Trust to Centre Funds

The Drexel Hamilton Mutual Funds hereby changes the name of the Trust to Centre Funds

[set forth amendment(s)]

3.

(Please complete with either upon filing or it may be a future effective date that is within 90 days of the file date)  This Certificate of Amendments shall be effective January 17, 2014.

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 16th of January, 2014 A.D.

By:      /s/ James Abate

Trustee

Name:    James Abate

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